I\6913681.10

LOAN AGREEMENT
between
INDIANA FINANCE AUTHORITY,
as Issuer
and
INDIANAPOLIS POWER & LIGHT COMPANY,
as Company

Relating to:

$30,000,000
Environmental Facilities Refunding Revenue Notes, Series 2015A
(Indianapolis Power & Light Company Project)
and
$60,000,000
Environmental Facilities Refunding Revenue Notes, Series 2015B
(Indianapolis Power & Light Company Project)

Dated as of December 1, 2015

INDEX
(This Index is not a part of the Agreement
but rather is for convenience of reference only.)

- i -

LOAN AGREEMENT
THIS LOAN AGREEMENT is made and entered into as of December 1, 2015 between the INDIANA FINANCE AUTHORITY (the “Issuer”), a body corporate and politic, not a state agency but an independent instrumentality exercising essential public functions, duly organized and validly existing under the provisions of the Act, and INDIANAPOLIS POWER & LIGHT COMPANY (the “Company”), a corporation organized and validly existing under the laws of the State of Indiana. Capitalized terms used in the following recitals are used as defined in Article I of this Agreement.
Pursuant to the Act, the Issuer has determined to issue, sell and deliver its refunding revenue notes and to lend the proceeds derived from the sale thereof to the Company to assist it in refunding the Refunded Bonds which were issued to refinance the costs of the Project Facilities located in Marion County, Indiana and Pike County, Indiana.
The Company and the Issuer each have full right and lawful authority to enter into this Agreement and to perform and observe the provisions hereof on their respective parts to be performed and observed.
NOW THEREFORE, in consideration of the premises and the mutual representations and agreements hereinafter contained, the Issuer and the Company agree as follows (provided that any obligation of the Issuer, the State, or any political subdivision thereof, created by or arising out of this Agreement shall never constitute a general or moral obligation, debt or liability of the Issuer, the State, or any political subdivision thereof, or give rise to any pecuniary liability of the Issuer, the State, or any political subdivision thereof, but shall be payable solely out of Revenues, including Loan Payments made pursuant to this Agreement and any amounts in the Note Fund):
ARTICLE I.

DEFINITIONS
Section 1.1.    Use of Defined Terms. In addition to the words and terms defined elsewhere in this Agreement, the Indenture or by reference to another document, the words and terms set forth in Section 1.2 hereof shall have the meanings set forth therein unless the context or use clearly indicates another meaning or intent. Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms defined therein.
Section 1.2.    Definitions. As used herein:
“Act” means, collectively, Indiana Code 4-4-10.9 and 11, as amended from time to time.
“Additional Payments” means the amounts required to be paid by the Company pursuant to the provisions of Section 4.2 hereof.
“Administration Expenses” means the reasonable compensation and reimbursement of reasonable expenses and advances (including reasonable fees and expenses of counsel) payable to the Trustee pursuant to Section 8.03 of the Indenture.
“Affiliate” of any Person means another Person controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” means the power to direct the management and policies of a specified Person directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agreement” means this Loan Agreement, as amended or supplemented from time to time.
“Book entry form” or “book entry system” means a form or system, as applicable, under which (i) physical Note certificates in fully registered form are registered only in the name of a Securities Depository or its nominee as Noteholder, with the physical Note certificates held by and “immobilized” in the custody of the Securities Depository and (ii) the book entry system maintained by and the responsibility of Persons other than the Issuer, the Company or the Trustee is the record that identifies and records the transfer of the interests of the owners of book entry interests in those Notes.
“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to the Code and Sections of the Code include relevant applicable regulations and proposed regulations thereunder and under the Internal Revenue Code of 1954, as amended to the time of enactment of the Tax Reform Act of 1986, and any successor provisions to those Sections, regulations or proposed regulations and, in addition, all applicable official rulings and judicial determinations under the foregoing applicable to the Notes.
“Engineer” means an engineer (who may be an employee of the Company) or engineering firm qualified to practice the profession of engineering under the laws of the State.
“Event of Default” means any of the events described as an Event of Default in Section 7.1 hereof.
"Financing Statements" means any and all financing statements (including continuation statements) or other instruments filed or recorded to perfect the security interests created in the Indenture (or any of them).
"Force Majeure" means any of the following:
(a)    acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornados; storms; droughts; floods; arrests; restraint of government and people; explosions; breakage, nuclear accidents or other malfunction or accident to facilities, machinery, transmission pipes or canals; partial or entire failure of a utility serving the Project; shortages of labor, materials, supplies or transportation; or
(b)    any cause, circumstance or event not reasonably within the control of the Company.
“Government Obligations” means Government Obligations as defined in the Indenture.
“IDEM” means the Indiana Department of Environmental Management and any successor body, agency, commission or department.
“Indenture” means the Indenture of Trust, dated as of the same date as this Agreement, between the Issuer and the Trustee, under which the Notes are issued, as amended or supplemented from time to time.
“Interest Payment Date” means Interest Payment Date as defined in the Indenture.
“Issuer” shall mean the Indiana Finance Authority, a body politic and corporate, not a state agency but an independent instrumentality exercising essential public functions, duly organized and validly existing under the provisions of the Act.
“Issuer Fee” means the application fee of $3,000, issuer counsel fee of $7,500 and a closing fee of $40,000 due to the Issuer from the Company in connection with the issuance of the Notes hereunder for the financing of the Project.
“Loan” means the loan by the Issuer to the Company of the proceeds received from the sale of the Notes.
“Loan Payment Date” means any date on which any Note Service Charges are due and payable and includes, without limitation, any redemption date, Interest Payment Date and Maturity Date.
“Loan Payments” means the amounts required to be paid by the Company pursuant to Section 4.1 hereof.
“Maturity Date” means Maturity Date, as defined in the Indenture.
“1993 Bonds” means, collectively, the $41,850,000 City of Petersburg, Indiana Pollution Control Refunding Revenue Bonds, Series 1993A (Indianapolis Power & Light Company Project) (the “Series 1993A Bonds”), and the $30,000,000 City of Petersburg, Indiana Pollution Control Refunding Revenue Bonds, Series 1993C (Indianapolis Power & Light Company Project) (the “Series 1993C Bonds”).
“Note Fund” means, collectively, the Note Fund created pursuant to Section 4.02 of the Indenture, consisting of (i) the Series 2015A Note Fund and (ii) the Series 2015B Note Fund.
“Note Resolution” means the resolution of the Issuer providing for the issuance of the Notes and approving this Agreement, the Indenture and related matters, as amended or supplemented from time to time.
“Note Service Charges” means, for any period of time, the principal of, premium, if any, and interest due on the Notes for that period or payable at that time whether due at maturity or upon acceleration or redemption or pursuant to any mandatory sinking fund requirements or otherwise.
“Noteholder” or “holder” means the Person in whose name a Note is registered on the Register.
“Notes” means, collectively, the $90,000,000 combined aggregate principal amount of the Notes consisting of (i) the $30,000,000 Environmental Facilities Refunding Revenue Notes, Series 2015A (Indianapolis Power & Light Company Project) issued for the purpose of refunding the Indiana Finance Authority Environmental Facilities Refunding Revenue Bonds (Indianapolis Power & Light Company Project) Series 2009B and (ii) the $60,000,000 Environmental Facilities Refunding Revenue Bonds, Series 2015B (Indianapolis Power & Light Company Project) issued for the purpose of refunding the Indiana Finance Authority Environmental Facilities Refunding Revenue Bonds (Indianapolis Power & Light Company Project) Series 2009C each issued by the Issuer pursuant to the Note Resolution and the Indenture.
“Notes outstanding” or “outstanding” means Notes that are outstanding as defined in the Indenture.
“Notice Address” means:

(a)	As to the Issuer: Indiana Finance Authority One North Capitol Avenue, Suite 900 Indianapolis, Indiana 46204 Attention: Public Finance Director

(b)	As to the Company: Indianapolis Power & Light Company One Monument Circle Indianapolis, Indiana 46204 Attention: Treasurer

(c)	As to the Trustee: U.S. Bank National Association 10 West Market Street, Suite 1150 Indianapolis, Indiana 46204 Attention: Corporate Trust Administration
or such additional or different address, notice of which is given under Section 8.3 hereof.
“Original Bonds” means the (i) $19,650,000 City of Petersburg, Indiana Pollution Control Revenue Bonds, Series 1976 (Indianapolis Power & Light Company Project) which were refunded from the proceeds of the 1993 Bonds; (ii) $22,200,000 City of Petersburg, Indiana Pollution Control Revenue Bonds, Series 1978 (Indianapolis Power & Light Company Project) which were refunded by the 1993 Bonds; (iii) $30,000,000 City of Petersburg, Indiana Pollution Control Revenue Bonds, Series 1983 (Indianapolis Power & Light Company Project) which were refunded from the proceeds of the Series 1993C Bonds; and (v) the 2006 Bonds, which were refunded with the proceeds of the Refunded Bonds.
“Plant” or “Plants” means the Harding Street Station located in Indianapolis, Indiana, in southwest Marion County and the Petersburg Generating Station located in Pike County, Indiana.
“Pollution Control Facility” or “Pollution Control Facilities” means those portions of the Project financed with the Original Bonds constituting industrial development projects or pollution control facilities as those terms are defined in the Act, and which qualify for tax-exempt financing and refinancing under Section 142(a)(6) of the Code.
“Project” means, collectively, the real, personal or real and personal property, including undivided or other interests therein, identified in the Project Description consisting of (i) certain industrial development projects at the Company’s Petersburg Generating Station and (ii) industrial development projects at the Company’s Harding Street Station.
“Project Description” means the description of the Project attached hereto as Exhibit A, as the same may be amended in accordance with this Agreement.
“Project Facilities” means the Pollution Control Facilities and any other portion of the Project that may be financed or refinanced with the proceeds of the Loan in accordance with the provisions of this Agreement.
“Project Purposes” means the purposes of Pollution Control Facilities as described in the Act and as more particularly described in Exhibit A hereto.
“Project Site” or “Project Sites” means the premises of the Project at the Plants in Marion County, Indiana and Pike County, Indiana.
“Refunded Bonds” means, collectively, (i) the $30,000,000 Indiana Finance Authority Environmental Facilities Refunding Revenue Bonds (Indianapolis Power & Light Company Project) Series 2009B (the “Series 2009B Bonds”) and (ii) the $60,000,000 Indiana Finance Authority Environmental Facilities Refunding Revenue Bonds (Indianapolis Power & Light Company Project) Series 2009C (the “Series 2009C Bonds”).
“Refunding Fund” means, collectively, the Refunding Fund created pursuant to Section 4.05 of the Indenture, consisting of (i) the Series 2015A Refunding Fund and (ii) the Series 2015B Refunding Fund.
“Register” means the books kept and maintained for the registration and transfer of Notes pursuant to Section 2.08 of the Indenture.
“Revenues” means (a) the Loan Payments, (b) all other moneys received or to be received by the Issuer (excluding any amounts to be paid to the Issuer and included in the Unassigned Issuer’s Rights) or the Trustee in respect of repayment of the Loan including, without limitation, all moneys and investments in the Note Fund, (c) any moneys and investments in the Refunding Fund (until transferred in accordance with Section 4.05 of the Indenture to the Trustee), and (d) all income and profit from the investment of the foregoing moneys.
“Securities Depository” means The Depository Trust Company, New York, New York, or its nominee, and its successors and assigns, or any successor appointed under Section 5.01 of the Indenture.
“Series 2015A Notes” means the $30,000,000 Environmental Facilities Refunding Revenue Notes, Series 2015A (Indianapolis Power & Light Company Project).
“Series 2015B Notes” means the $60,000,000 Environmental Facilities Refunding Revenue Notes, Series 2015B (Indianapolis Power & Light Company Project).
“State” means the State of Indiana.
“Trustee” means U.S. Bank National Association, a national banking association duly organized and validly existing under the laws of the United States of America and qualified to transact trust business in Indiana, until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean that successor Trustee.
"2006 Bonds" means the Indiana Finance Authority Environmental Facilities Revenue Bonds, Series 2006A (Indianapolis Power & Light Company Project).
“Unassigned Issuer’s Rights” means all of the rights of the Issuer to receive the Issuer Fee and Additional Payments under Section 4.2 hereof, to access and inspection pursuant to Section 5.1 hereof, to be held harmless and indemnified under Section 5.9 hereof, to be reimbursed for attorney’s fees and expenses under Section 7.4 hereof and to give or withhold consent to amendments, changes, modifications, alterations and termination of this Agreement under Section 8.6 hereof and its right to enforce such rights.
Section 1.3.    Interpretation. Any reference herein to the State, to the Issuer or to any member or officer of either includes entities or officials succeeding to their respective functions, duties or responsibilities pursuant to or by operation of law or lawfully performing their functions.
Any reference to a section or provision of the Constitution of the State or the Act, or to any statute of the United States of America, includes that section, provision or chapter as amended, modified, revised, supplemented or superseded from time to time; provided, that no amendment, modification, revision, supplement or superseding section, provision or chapter shall be applicable solely by reason of this provision, if it constitutes in any way an impairment of the rights or obligations of the Issuer, the State, the Noteholders, the Trustee, or the Company under this Agreement, the Indenture or the Notes.
Unless the context indicates otherwise, words importing the singular number include the plural number, and vice versa; the terms “hereof,” “hereby,” “herein,” “hereto,” “hereunder” and similar terms refer to this Agreement; and the term “hereafter” means after, and the term “heretofore” means before, the date of delivery of the Notes. Words of any gender include the correlative words of the other genders, unless the sense indicates otherwise.
Section 1.4.    Captions and Headings. The captions and headings in this Agreement are used solely for convenience of reference and in no way define, limit or describe the scope or intent of any Articles, Sections, subsections, paragraphs or subparagraphs or clauses hereof.
(End of Article I)
ARTICLE II.

REPRESENTATIONS
Section 2.1.    Representations of the Issuer. The Issuer represents that: (a) it is a body politic and corporate, not a state agency but an independent instrumentality exercising essential public functions; (b) it has duly accomplished all conditions necessary to be accomplished by it prior to the issuance and delivery of the Notes and the execution and delivery of this Agreement and the Indenture; (c) it is not in violation of or in conflict with any provisions of the laws of the State which would impair its ability to carry out its obligations contained in this Agreement or the Indenture; (d) it is empowered to enter into the transactions contemplated by this Agreement and the Indenture; (e) it has duly authorized the execution, delivery and performance of this Agreement and the Indenture; and (f) it will do all things in its power in order to maintain its existence or assure the assumption of its obligations under this Agreement and the Indenture by any successor municipal corporation.
Section 2.2.    No Warranty by Issuer of Condition or Suitability of the Project. The COMPANY RECOGNIZES THAT THE ISSUER HAS NOT MADE AN INSPECTION OF THE PROJECT OR OF ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, AND THE ISSUER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR OTHERWISE, WITH RESPECT TO THE SAME OR THE LOCATION, USE, DESCRIPTION, DESIGN, MERCHANTABILITY, CONDITION, WORKMANSHIP OR FITNESS, SUITABILITY OR USE FOR ANY PARTICULAR PURPOSE, CONDITION OR DURABILITY THEREOF. THE COMPANY FURTHER RECOGNIZES THAT THE ISSUER HAS NO TITLE OR INTEREST TO ANY PART OF THE PROJECT AND THAT THE ISSUER MAKES NO REPRESENTATION OR WARRANTIES OF ANY KIND AS TO THE COMPANY’S TITLE THERETO OR OWNERSHIP THEREOF OR OTHERWISE, IT BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY THE COMPANY. IN THE EVENT OF ANY DEFECT OR DEFICIENCY OF ANY NATURE IN THE PROJECT OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, WHETHER PATENT OR LATENT, THE ISSUER SHALL HAVE NO RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES OR REPRESENTATIONS BY THE ISSUER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROJECT OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, WHETHER ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OF THE STATE OF INDIANA OR ANOTHER LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE.
Section 2.3.    Representations and Covenants of the Company. The Company represents and warrants that:
(a)    The Company is a corporation duly incorporated and validly existing under the laws of the State of Indiana, is not in violation of any laws in any manner material to its ability to perform its obligations under this Agreement has power to execute and deliver this Agreement, and has duly authorized the execution and delivery of this Agreement by proper corporate action.
(b)    The Project is necessary for the abatement and control of pollution or disposal of solid waste at the Project Site.
(c)    It expended at least ninety percent (90%) or more of the proceeds of the Original Bonds (other than the Series 2006A Bonds) and the City of Petersburg, Indiana Pollution Control Revenue Bonds, Series 1977 (Indianapolis Power & Light Company Project) (the "1977 Bonds"), including earnings derived from the investment of such proceeds, but net of underwriters’ discount, issuance expenses and accrued interest on the Series 1983 Bonds to finance the costs of the Series 2015A Project. It has to the date hereof and intends to operate the portion of the Project constituting pollution control facilities as Pollution Control Facilities and an Industrial Development Project (as defined in the Act) at least until the date on which all of the Notes have been fully paid and are no longer outstanding. It expended all of the proceeds of (i) the Series 2009B Bonds exclusively to refund the Series 2005B Bonds, (ii) the Series 2005B Bonds exclusively to refund the Series 1993C Bonds and (iii) the Series 1993C Bonds exclusively to refund the Series 1983 Bonds.
(d)    It expended at least ninety-five percent (95%) or more of the proceeds of the Series 2006A Bonds, including earnings derived from the investment of such proceeds, but net of accrued interest on the Series 2006A Bonds, to finance costs of the Series 2015B Project and it intends to operate the portion of the Project constituting qualified solid waste disposal facilities (as defined in the Code) as qualified solid waste disposal facilities and as an Industrial Development Project at least until the date on which all of the Notes have been fully paid and are no longer outstanding. It expended all of the proceeds of the Series 2009C Bonds to refund the Series 2006A Bonds.
(e)    It does not, as of the date of issue of the Notes, reasonably foresee any use of moneys derived from the proceeds of the Notes or any investment or reinvestment thereof or from the sale of the Project which would cause the Notes to be classified as “arbitrage bonds” within the meaning of Section 148 of the Code.
(f)    The Project was and is of the type authorized and permitted by the Act.
(g)    Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflicts with or results in a breach of the terms, conditions or provisions of the Company’s Articles of Incorporation and By-laws or any corporate restriction or any agreement or instrument to which the Company is now a party or by which it is bound or to which any of its property or assets is subject or (except in such manner as will not materially impair the ability of the Company to perform its obligations hereunder) of any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or its property, or constitutes a default under any of the foregoing, or results in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of the property or assets of the Company under the terms of any instrument or agreement, except as set forth in this Agreement and the Indenture.
(h)    The Company will not sell or dispose of more than an insubstantial portion of the Project without securing a Favorable Opinion of Bond Counsel.
Section 2.4.    Tax Status of the Interest on the Notes. The Company hereby represents, warrants and agrees that:
(a)    The Project constitutes and will constitute either land or property of a character subject to the allowance for depreciation for purposes of Section 167 of the Code, and all expenditures for the cost of constructing the Project have been charged to a capital account for federal income tax purposes (or would have been so charged either with or but for a proper election to deduct such amounts).
(b)    No other tax-exempt obligations are being issued or sold for or on behalf of the Company or any related person thereto at substantially the same time (within less than 15 days), pursuant to a common plan of financing and which are payable from the same source of funds determined without regard to guarantees from unrelated parties.
(c)    No portion of the Project had been acquired and placed in operation at substantially the level for which it was designed for more than one year prior to the date of delivery of the Prior Bonds which originally financed such portion of the Project.
(d)    The weighted average maturity of the Notes does not exceed the years remaining as part of the 120% of the remaining average economic life calculation of the Project facilities financed by the Original Bonds and refinanced by the Notes.
(e)    None of the proceeds of the Refunded Bonds, the 1993 Bonds, the 1977 Bonds, or the Original Bonds were expended upon the acquisition of land or an interest in land.
(f)    None of the proceeds of the Refunded Bonds, the 1993 Bonds, the 1977 Bonds, or the Original Bonds were used to acquire any property or an interest therein unless the first use of such property was pursuant to such acquisition.
(g)    The Company agrees that none of the proceeds of the Notes will be used to pay costs of issuance thereof.
(h)    The Company agrees that it will not use any of the funds provided by the Issuer under the Agreement in such manner as to, or take or omit to take any action which would, impair the exclusion of interest on the Notes from gross income for federal income tax purposes.
(i)    The Company shall file or cause to be filed the IRS Form 8038 related to the Notes on or before February 15, 2015.
Section 2.5.    Special Arbitrage Certifications. The Issuer covenants not to cause or direct any moneys on deposit in any fund or account to be used in a manner which would cause the Notes to be classified as “arbitrage bonds” within the meaning of Section 148 of the Code and the Company certifies and covenants to and for the benefit of the Issuer and the Owners of the Notes that so long as there are any Notes outstanding, moneys on deposit in any fund or account in connection with the Notes, whether such moneys were derived from the proceeds of the sale of the Notes or from any other sources, will not be used by the Company in a manner which will cause the Notes to be classified as “arbitrage bonds” within the meaning of Section 148 of the Code. The Issuer and the Company agree to comply with the Memorandum on Compliance with Rebate Requirement as attached to the Company’s Tax Representation Certificate dated as of the date of original delivery of the Notes for purposes of administration and compliance with the rebate requirement set forth in Section 148 of the Code.
Section 2.6.    Notice of Determination of Taxability. Promptly after the Company first becomes aware of the occurrence of an Event of Taxability or an event that could reasonably be expected to trigger the occurrence of an Event of Taxability, the Company shall give written notice thereof to the Issuer, the Trustee, and during any Index Interest Rate Period, the Bank.
(End of Article II)
ARTICLE III.

ISSUANCE OF THE NOTES
Section 3.1.    Acquisition, Construction and Installation. The Company represents and agrees that:
(a)    It has caused the Project to be acquired, constructed and installed on the Project Site, substantially in accordance with the Project Description and in conformance with all applicable zoning, planning, building and other similar regulations of all governmental authorities having jurisdiction over the Project and all permits, variances and orders issued in respect of the Project by IDEM, including the permit to install for each portion of the Project;
(b)    It will ask, demand, sue for, levy and use its best efforts to recover and receive such sums of money, debts or other demands whatsoever in connection with the Project, to which it may be entitled under any contract, order, receipt, guaranty, warranty, writing or instruction in connection with any of the foregoing, and it will enforce the provisions of any contract, agreement, obligation, bond, note or other security in connection with the Project.
Section 3.2.    [Reserved].
Section 3.3.    Issuance of the Notes; Book Entry System; Application of Proceeds. To provide funds to make the Loan to the Company to assist the Company in the refunding of the Refunded Bonds and the refinancing of the Project, the Issuer will issue, sell and deliver the Notes to the Lenders (or the Bank acting on behalf of the Lenders). The Notes will be issued pursuant to the Indenture in the aggregate principal amount, will bear interest, will mature on the dates and will be subject to optional redemption and mandatory purchase as set forth therein and in the Notes. The Company hereby approves the terms and conditions of the Indenture and the Notes, and the terms and conditions under which the Notes are to be issued, sold and delivered.
The Notes shall be initially issued only to the Bank and shall not initially be in a Book Entry System. Pursuant to the terms of the Indenture, the registration of the Notes may be converted to a Book Entry System. In such event, the Issuer agrees to remove or replace the Securities Depository at any time at the request of the Company and upon 30 days’ notice to the Securities Depository and the Trustee. No further action by the Issuer shall be required to effect such a removal or replacement. So long as Notes are in a Book Entry System and the Securities Depository or its nominee is the registered owner, those Notes, or any portion thereof, shall not be transferable or exchangeable except: (i) to any successor of the Securities Depository; (ii) to any new Securities Depository not objected to by the Trustee upon (a) the resignation of then current Securities Depository from its functions as Securities Depository or (b) termination of the use of the Securities Depository at the request of the Company; or (iii) to any Persons who are the assigns of the Securities Depository or its nominee upon (a) the resignation of the Securities Depository from its functions as Securities Depository under the Indenture or (b) termination of the use of the Securities Depository at the request of the Company.
The Notes and the obligations of the Issuer under this Agreement, the Indenture, and the Notes are special and limited obligations of the Issuer, payable solely from the Revenues, including Loan Payments made pursuant to this Agreement and any amounts in the Note Fund. The Notes and the obligations of the Issuer under this Agreement do not represent or constitute a general or moral obligation, debt or liability of the Issuer, the State or any political subdivision thereof, within the meaning of the provisions of the Constitution or statutes of the State or a pledge of the faith and credit of the Issuer or the State, or grant to the owners or holders of the Notes, the Company, the Trustee or any other Person any right to have the Issuer or the Indiana General Assembly levy any taxes or appropriate any funds for the payment of the principal of or interest due on the Notes or any obligations of the Issuer under this Agreement. The Issuer has no taxing power. Neither the Issuer nor any member, officer, employee or agent of the Issuer nor any person executing the Notes shall be liable personally for the Notes or be subject to any personal liability or accountability by reason of the issuance of the Notes.
No recourse shall be had for the payment of the principal of and premium, if any, and interest on any of the Notes or for any claim based thereon or upon any obligation, covenant or agreement contained in the Agreement or the Indenture against any past, present or future member, officer, agent or employee of the Issuer, or any incorporator, member, officer, employee, director or agent or any successor corporation, as such, either directly or through the Issuer or any successor corporation, under any rule of law or equity, statute or constitution or by the enforcement of any assessment or penalty or otherwise, and all such liability of any such incorporator, member, officer, employee, director, agent or trustee as such is hereby expressly waived and released as a condition of and in consideration for the execution of this Agreement and the issuance of the Notes.
The proceeds from the sale of the Notes shall be paid to the Trustee and deposited as follows: (a) a sum equal to accrued interest, if any, paid by the Lenders shall be deposited in the Note Fund and (b) the balance of such proceeds shall be deposited in the Refunding Fund. Pending disbursement or transfer pursuant to Section 3.4 hereof and the Indenture, the proceeds so deposited in the Refunding Fund, together with any investment earnings thereon, shall constitute a part of the Revenues assigned by the Issuer to the payment of Note Service Charges as provided in the Indenture.
Section 3.4.    Disbursements from the Refunding Fund. In the Indenture, the Issuer has authorized and directed, or will authorize and direct, the Trustee to make payments from the Refunding Fund to be used pursuant to the Escrow Agreement to pay the Refunded Bonds. Moneys in the Refunding Fund shall be transferred in the manner and on the dates provided for in Section 4.05 of the Indenture and pursuant to the provisions of the Escrow Agreement. The Refunded Bonds shall be paid on January 4, 2016, at the prices set forth in the Refunded Bonds’ indenture, plus any accrued interest. To the extent that moneys in the Refunding Fund are insufficient to pay the Refunded Bonds, the Company shall deposit with the Trustee, by the maturity date, the additional money necessary to complete the payment of the Refunded Bonds.
Section 3.5.    [Reserved].
Section 3.6.    [Reserved].
Section 3.7.    Investment of Fund Moneys. Except as expressly set forth herein and in the Indenture, neither the Issuer nor the Company or any Affiliate of either, shall have any right, title or interest in the Note Fund or in the Refunding Fund.
The Issuer (to the extent it retained or retains direction or control) and the Company each hereby covenants that it will restrict the investment and reinvestment and the use of the proceeds of the Notes in such manner and to such extent, if any, as may be necessary, after taking into account reasonable expectations at the time of delivery of and payment for the Notes, so that the Notes will not constitute arbitrage bonds under Section 148 of the Code. The Company shall provide the Issuer with, and the Issuer may base its certificate and statement, each as authorized by the Note Resolution, on, a certificate of an appropriate officer, employee or agent of or consultant to the Company for inclusion in the transcript of proceedings for the Notes, setting forth the reasonable expectations of the Company on the date of delivery of and payment for the Notes regarding the amount and use of the proceeds of the Notes and the facts, estimates and circumstances on which those expectations are based.
(End of Article III)
ARTICLE IV.

LOAN BY ISSUER; LOAN PAYMENTS; AND ADDITIONAL PAYMENTS;
Section 4.1.    Loan Repayment. Upon the terms and conditions of this Agreement, the Issuer agrees to make the Loan to the Company. The proceeds of the Loan shall be deposited with the Trustee pursuant to Section 3.3 hereof. The Company hereby covenants and agrees that it shall repay the Loan to the Issuer by making installment payments to the Trustee (or directly to the Bank as set forth in Section 2.03 of the Indenture) in the manner and at the times sufficient to pay the principal of, premium, if any, and interest due on the Notes whether due at maturity or upon acceleration or redemption or pursuant to any mandatory sinking fund requirements or otherwise, and shall pay all other amounts payable under the terms of this Loan Agreement. All Loan Payments received by the Trustee shall be held and disbursed in accordance with the provisions of the Indenture and this Agreement for application to the payment of Note Service Charges; provided, however, that while the Notes bear interest at an Index Interest Rate, payments may be made directly to the Bank as set forth in Section 2.03 of the Indenture.
Further, the Company shall purchase the Notes and pay the Purchase Price therefor on each Bank Purchase Date.
The Company shall be entitled to a credit against the Loan Payments required to be made on any Loan Payment Date to the extent that the balance of the Note Fund is then equal to or in excess of amounts required (a) for the payment of Notes theretofore matured but not yet presented for payment by the holders thereof or Notes theretofore called for redemption, or Notes to be called for redemption pursuant to Section 6.2 hereof, (b) for the payment of interest for which checks or drafts have been drawn and mailed by the Trustee, and (c) to be deposited in the Note Fund under the Indenture for use other than for the payment of Note Service Charges due on that Loan Payment Date.
Except for such interest of the Company as may hereafter arise pursuant to Section 8.2 hereof or Section 4.04 or 10.02 of the Indenture, the Company and the Issuer each acknowledges that neither the Company, the State nor the Issuer has any interest in the Note Fund or the Refunding Fund, and any moneys deposited therein shall be in the custody of and held by the Trustee in accordance with the Indenture in trust for the benefit of the Noteholders, until transferred in accordance with the Indenture.
Section 4.2.    Additional Payments. The Company shall pay to the Issuer, in connection with the issuance of the Notes, the Issuer Fee and, as Additional Payments hereunder, any and all costs and expenses incurred or to be paid by the Issuer in connection with the issuance and delivery of the Notes or otherwise related to actions taken by the Issuer under this Agreement or the Indenture.
The Company shall pay the Administration Expenses to the Trustee as Additional Payments hereunder.
The Company may, without creating a default hereunder, contest in good faith the reasonableness of any such cost or expense incurred or to be paid by the Issuer and any Administration Expenses claimed to be due to the Trustee.
In the event the Company should fail to pay any Loan Payments, Additional Payments or Administration Expenses when due, the payment in default shall continue as an obligation of the Company until the amount in default shall have been fully paid.
It is the intention of the Issuer and the Company that, notwithstanding any other provision of this Agreement, the Company shall make payments or otherwise provide funds at such times and in such amounts as will meet all obligations under the Notes, including obligations surviving payment of the Notes pursuant to the terms thereof. Accordingly, the Company agrees (but such agreement shall not limit the generality of the preceding sentence) that if any additional amounts become payable pursuant to the terms of the Notes to any holder of the Notes, then additional amounts shall be due and payable by the Company hereunder equal to any additional amounts that may be payable under the Notes, before or after payment of principal on the Notes, all of which amounts shall be paid by the Company on the date that the comparable amounts are due to such owner of the Notes.
Section 4.3.    Place of Payments. Subject to Section 4.1 hereof, the Company shall make all Loan Payments directly to the Trustee at its designated corporate trust office or other office designated in accordance with the Indenture or to the Bank, as provided in the Indenture with respect to Notes bearing interest at an Index Interest Rate. Additional Payments shall be made directly to the Person to whom or to which they are due.
Section 4.4.    Obligations Unconditional. The obligation of the Company to make the payments, pursuant to this Agreement, and to perform and observe the other agreements on its part contained herein and therein shall be absolute and unconditional. Until such time as the principal of, premium, if any, and interest on the Notes shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, the Company (i) will not suspend or discontinue any payments pursuant to this Agreement, (ii) will perform and observe all its other agreements continued in this Agreement and (iii) except as provided herein, will not terminate this Agreement for any cause including, without limiting the generality of the foregoing, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project, commercial frustration of purpose or any change in the tax or other laws of the United States of America or of the State of Indiana, or any political subdivision thereof or any failure of the Issuer or the Trustee to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement. Nothing contained in this Section shall be construed to release the Issuer or the Trustee from the performance of any of the agreements on its part herein contained, and in the event the Issuer or the Trustee should fail to perform any such agreement on its part, the Company may institute such action against the Issuer and the Trustee as the Company may deem necessary to compel performance so long as such action does not abrogate the obligations of the Company contained in the first sentence of this Section. The Company may, at its own cost and expense, prosecute or defend any action or proceeding or take any other action involving third persons which the Company deems reasonably necessary in order to secure or protect its right of ownership, possession, occupancy and use hereunder, and in such event, the Issuer hereby agrees to cooperate fully with the Company.
Section 4.5.    Assignment of Revenues and Agreement; Company Approval of Indenture. To secure the payment of Note Service Charges, the Issuer shall absolutely assign to the Trustee, its successors in trust and its and their assigns forever, by the Indenture, all right, title and interest of the Issuer in and to (a) the Revenues including, without limitation, all Loan Payments and other amounts receivable by or on behalf of the Issuer under this Agreement in respect of repayment of the Loan and (b) this Agreement except for the Unassigned Issuer’s Rights. The Company hereby agrees and consents to those assignments.
The Company acknowledges that it has received an executed copy of the Indenture and that it is familiar with the terms and conditions of the Indenture. By its execution of this Agreement, the Company covenants that it is bound by the provisions of the Indenture and that it will comply with all of the conditions and covenants therein relating to it or its facilities. The Company agrees that the Trustee shall be entitled to enforce and to benefit from the terms and conditions of this Agreement that relate to it notwithstanding the fact that it is not a signatory hereto.
Section 4.6.    Recording and Filing; Other Instruments. The Company shall cause all necessary Financing Statements (including continuation statements) to be recorded and filed in such manner and in such places as may be required by law to fully preserve and protect the security of the Holders and the rights of the Trustee and to perfect the security interest created by the Indenture. The Company covenants that it will cause continuation statements to be filed as required by law in order fully to preserve and to protect the rights of the Trustee or the Issuer in the assignment of certain rights of the Issuer under this Agreement and otherwise under the Indenture. The Company and the Issuer shall execute and deliver all instruments and shall furnish all information and evidence deemed necessary or advisable in order to enable the Company to fulfill its obligations as provided in this Section 4.6. The Company shall cause to be filed and re-filed and recorded and re-recorded all instruments required to be filed and re-filed and recorded or re-recorded and shall continue or cause to be continued the lien of such instruments for so long as any of the Notes shall be Outstanding. Evidence of recording or re-recording and filing and refiling shall be provided to the Trustee in writing promptly upon receipt by the Company.
(End of Article IV)
ARTICLE V.

ADDITIONAL AGREEMENTS AND COVENANTS
Section 5.1.    Inspection of the Project. The Company agrees, subject to reasonable security and safety requirements as to notice, to use its best efforts so that the Issuer, the Trustee and their or either of their duly authorized agents may at all reasonable business hours enter, examine and inspect, the Project. The Issuer and the Trustee shall also be permitted, at all reasonable times, to examine the books and records of the Company with respect to the Notes and the Project.
Section 5.2.    Maintenance. The Company shall use its best efforts to keep and maintain, or cause to be kept and maintained, the Project, including all appurtenances thereto and any personal property therein or thereon, in satisfactory operating order, repair, condition and appearance, subject to reasonable wear and tear, so that the Project will have the capacity and functional ability to perform, on a continuing basis in connection with the normal commercial operation of the Plant, the function of industrial development projects for which it was designed.
So long as such shall not be in violation of the Act or impair the character of the Project as Pollution Control Facilities, and provided there is continued compliance with applicable laws and regulations of governmental entities having jurisdiction thereof, the Company shall have the right to remodel or permit the remodeling of the Project or make or permit to be made additions, modifications and improvements thereto, from time to time or as it, in its discretion, may deem to be desirable for its uses and purposes, the cost of which remodeling, additions, modifications and improvements shall be paid or caused to be paid by the Company and the same shall, when made, become a part of the Project.
Section 5.3.    Removal of Portions of the Project. The Company shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary portions of the Project, except that, subject to Section 5.4 hereof, it will use its best efforts to ensure the continued character of the Project as Pollution Control Facilities. The Company shall have the right from time to time to substitute personal property or fixtures for any portions of the Project, provided that the personal property or fixtures so substituted shall not impair the character of the Project as Pollution Control Facilities. Any such substituted property or fixtures shall, when so substituted, become a part of the Project. The Company shall also have the right to remove any portion of the Project, without substitution therefor; provided that the Company shall deliver to the Trustee a certificate signed by an Engineer describing said portion of the Project and stating that the removal of such property or fixtures will not impair the character of the Project as Pollution Control Facilities.
Section 5.4.    Operation of Project. The Company will, subject to its obligations and rights to maintain, repair or remove portions of the Project, as provided in Sections 5.2 and 5.3 hereof, use its best efforts to continue operation of the Project so long as and to the extent that operation thereof is required to comply with laws or regulations of governmental entities having jurisdiction thereof unless the Issuer shall have approved the discontinuation of such operations (which approval shall not be unreasonably withheld) and subject to receipt by the Issuer, the Trustee, the Company and the Bank of a Favorable Opinion of Bond Counsel. The Company agrees that it will, and within the design capacities of the Project, use its best efforts to operate and maintain the Project or to cause the Project to be operated and maintained in accordance with all applicable, valid and enforceable rules and regulations of governmental entities having jurisdiction thereof; provided that the Company reserves the right to contest in good faith any such laws and regulations. The Company agrees that it will require that sufficient qualified operating personnel will be retained and operational tests and measurements necessary to determine compliance with the preceding sentence will be performed to insure proper and efficient operation and maintenance of the Project.
Section 5.5.    Insurance. The Company agrees to insure, or cause the insurance of its interest in the Project, in the amount and with the coverage that is reasonable and customary.
Section 5.6.    Reserved.
Section 5.7.    Damage; Destruction and Eminent Domain. Unless the Company shall exercise an option to prepay the Loan pursuant to any applicable Note Purchase and Covenants Agreement subject to the provisions of Section 6.2 hereof, or shall be obligated to prepay the Loan pursuant to the provisions of Section 6.2 hereof, if prior to full payment of the Notes (or provision for payment thereof in accordance with the provisions of the Indenture) (i) the Project or any portion thereof is destroyed (in whole or in part) or is damaged by fire or other casualty, or (ii) title to, or the temporary use of the Project or any part thereof or any estate of the Company in the Project or any part thereof shall be taken under the exercise of the power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental authority, the Company shall be obligated to continue to pay the amounts specified herein, but subject to any applicable Note Purchase and Covenants Agreement, the Net Proceeds of any insurance benefits or condemnation awards shall be paid to the Company.
Section 5.8.    Company to Maintain its Legal Existence; Conditions Under Which Exceptions Permitted. Subject to the terms of any applicable Note Purchase and Covenants Agreement, the Company agrees that during the term of this Agreement it will maintain its corporate existence, will continue to be a corporation duly qualified to do business in the State of Indiana, will not dispose of all or substantially all of its assets to another entity, and will not consolidate with or merge into another entity, unless in all cases the surviving entity (i) is a corporation, limited liability company, partnership or similar entity either organized under the laws of, or duly qualified to do business as a foreign entity in, the State of Indiana, (ii) assumes in writing all of the obligations of the Company herein, and (iii) will have a net worth immediately after such transaction of not less than 90% of the net worth of the Company immediately prior to said transaction and Issuer, the Company, the Trustee and the Bank receive a Favorable Opinion of Bond Counsel. Compliance with all of these requirements shall relieve the Company of all of its obligations herein.
If consolidation, merger or sale or other transfer is made as provided in this Section, the provisions of this Section shall continue in full force and effect, and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section.
Section 5.9.    Indemnification. The Company shall indemnify and hold the Issuer, and each of its past, present and future officers, members, directing officials, employees, attorneys and agents free and harmless against, all liabilities, claims, losses, costs and expenses of any conceivable nature, kind or character (including, without limitation, any loss, claim, damage, tax, penalty, liability, disbursement, litigation expenses, court costs, attorneys’ fees, amounts paid in settlement and amount paid to discharge judgments imposed upon or asserted against the Issuer) asserted or arising out of, or in any way relating to, the execution or performance of the Agreement, the Indenture, the Escrow Agreement, the Notes or any other document in connection therewith or any other cause whatsoever pertaining to the Project (unless such liabilities, claims, losses, damages, costs, expenses, causes of action, suits, demands or judgments were caused by the gross negligence or willful misconduct of the Issuer), including on account of: (a) any loss or damage to property or injury to or death of or loss by any person that may be occasioned by any cause whatsoever pertaining to the maintenance, operation and use of the Project; (b) any breach, omission or default on the part of the Company in the performance of any covenant or agreement of the Company under this Agreement or any related document, or arising from any act or failure to act by the Company, or any of its agents, contractors, servants, employees or licensees; (c) the authorization, issuance and sale of the Notes and the provision of any information furnished by the Company in connection therewith concerning the Project or the Company (including, without limitation, any information furnished by the Company for inclusion in any certifications made by the Issuer under or pursuant to the Note Resolution or for inclusion in, or as a basis for preparation of, the information statement filed by the Issuer pursuant to the Note Resolution); and (d) any claim or action or proceeding with respect to the matters set forth in (a), (b) and (c) above brought thereon.
The Company agrees to indemnify the Trustee (hereinafter referred to in this section as an “indemnified party”) for and to hold it harmless against all liabilities, claims, costs and expenses (including, subject to the Company’s right to provide counsel as provided in this Section, reasonable counsel fees and expenses) incurred without negligence or willful misconduct on the part of the indemnified party, on account of any action taken or omitted to be taken by the indemnified party in accordance with the terms of this Agreement, the Notes, the Escrow Agreement or the Indenture or any action taken at the request of or with the consent of the Company, including the costs and expenses of the indemnified party in defending itself against any such claim, action or proceeding brought in connection with the exercise or performance of any of its powers or duties under this Agreement, the Notes, the Escrow Agreement or the Indenture.
In case any action or proceeding is brought against the Issuer or an indemnified party in respect of which indemnity may be sought hereunder, the party seeking indemnity promptly shall give notice of that action or proceeding to the Company, and the Company upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding; provided, that failure of a party to give that notice shall not relieve the Company from any of its obligations under this Section unless that failure prejudices the defense of the action or proceeding by the Company. The Company shall assume the defense thereof, including the retention of counsel acceptable to such indemnified party and the payment of all expenses, and shall have the right to negotiate and consent to settlement. An indemnified party shall have the right to retain separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless the employment of such counsel has been specifically authorized by the Company or the Company has not employed counsel reasonably acceptable to such indemnified party to have charge of the defense of such action or proceeding or such indemnified party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action or proceeding on behalf of such indemnified party), in any of which events such legal or other expenses shall be borne by the Company. The Company shall not be liable for any settlement of any action effected without its consent, but, if settled with its consent or if there is a final judgment for the plaintiff in any action with or without its consent, the Company agrees to indemnify and hold harmless all indemnified parties to the extent of the indemnities set forth above from and against any loss or liability by reason of such settlement or judgment. Any such settlement must include an unconditional release of each indemnified party from all liability arising out of such action.
The indemnification set forth above is intended to and shall include the indemnification of all affected members, officials, directors, officers and employees of the Issuer and the Trustee, respectively. That indemnification is intended to and shall be enforceable by the Issuer, and the Trustee, respectively, to the full extent permitted by law and shall survive the defeasance of the Indenture pursuant to Article X thereof.
Section 5.10.    Company Not to Adversely Affect Exclusion of Interest on Notes From Gross Income For Federal Income Tax Purposes. The Company hereby covenants and represents that it has taken and caused or required to be taken and shall take and cause or require to be taken all actions that may be required of it for the interest on the Notes to be and remain excludable from the gross income of the Noteholders for federal income tax purposes, and that it has not taken or permitted to be taken on its behalf, and covenants that it will not take, or permit to be taken on its behalf, any action which, if taken, would adversely affect that exclusion under the provisions of the Code.
Section 5.11.    Use of Project Facilities; Disposition of Project. The Issuer agrees that it will not take any action, or cause any action to be taken on its behalf, to interfere with the Company’s ownership interest in the Project or to prevent the Company from having possession, custody, use and enjoyment of the Project other than pursuant to Article VII of this Agreement or Article VII of the Indenture. The Issuer agrees that it will not, and the Company agrees that it will not, take any action or cause any action to be taken on its behalf to interfere with the Company’s interest in the Project or to prevent the Company from having possession, custody, use and enjoyment of the Project in accordance with the terms of the Agreement. The Company agrees that it will not sell, transfer or otherwise dispose of the Project except in accordance herewith and any applicable Note Purchase and Covenants Agreement and upon receipt of a Favorable Opinion of Bond Counsel.
Section 5.12.    Assignment by Company. Except as provided in Section 5.11 hereof and any applicable Note Purchase and Covenants Agreement, this Agreement may be assigned in whole or in part by the Company without the necessity of obtaining the consent of either the Issuer or the Trustee, subject, however, to each of the following conditions:
(a)    No assignment shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any such assignment the Company shall continue to remain primarily liable for the payment of the Loan Payments and Additional Payments and for performance and observance of the agreements on its part herein provided to be performed and observed by it.
(b)    Any assignment by the Company must retain for the Company such rights and interests as will permit it to perform its remaining obligations under this Agreement, and any assignee from the Company shall assume the obligations of the Company hereunder to the extent of the interest assigned.
(c)    The Company shall, within 30 days after execution thereof, furnish or cause to be furnished to the Issuer and the Trustee a true and complete copy of each such assignment together with any instrument of assumption.
(d)    Any assignment from the Company shall not materially impair fulfillment of the Project Purposes to be accomplished by operation of the Project as herein provided.
(e)    the Administrative Agent shall have consented in writing to such assignment.
(f)    The Issuer, the Trustee and the Bank shall have received a Favorable Opinion of Bond Counsel.
Section 5.13.    Duties and Obligations. The Company covenants and agrees that it will fully and faithfully perform all the duties and obligations that the Issuer has covenanted and agreed in the Indenture to perform or to cause the Company to perform and any duties and obligations that the Company is required in the Indenture to perform. The foregoing shall not apply to any duty or undertaking of the Issuer that by its nature cannot be delegated or assigned.
(End of Article V)
ARTICLE VI.

PREPAYMENT; MANDATORY PURCHASE
Section 6.1.    [Reserved].
Section 6.2.    Optional Prepayment and Mandatory Purchase. (%3) The Company shall have, and is hereby granted the option to prepay the amounts payable under this Agreement allocable to the Series 2015A Notes and the Series 2015B Notes upon any date such Notes are subject to redemption prior to maturity pursuant to Section 3.02 of the Indenture.
(a)    The Company shall purchase the Notes at the Purchase Price on each Bank Purchase Date as provided in Section 3.07 of the Indenture.
Section 6.3.    Payments. The Company shall deliver to the Trustee or the Bank, as applicable, or cause to be delivered, any amounts (as Loan Payments or as fees, as applicable) required to be provided in prepayment or purchase of the Notes as required by Section 6.2 hereof.
Section 6.4.    Notice of Prepayment. To exercise any payment or purchase options under this Article VI, the Company shall give written notice to the Issuer and the Trustee which shall specify therein the date of closing of any optional prepayment, which date shall be not less than twenty (20) days from the date the notice is mailed.
Section 6.5.    Actions by Issuer. At the request of the Company or the Trustee, the Issuer shall take all reasonable steps required of it under the applicable provisions of the Indenture or the Notes to effect the redemption or purchase of all or a portion of the Notes pursuant to this Article VI.
(End of Article VI)
ARTICLE VII.

EVENTS OF DEFAULT AND REMEDIES
Section 7.1.    Events of Default. If any of the following events occur, subject to the provisions of this Section, it is hereby defined as and declared to be and to constitute an “Event of Default”:
(b)    Failure by the Company to make any of the payments when due, as required in Section 4.1 hereof; or
(c)    Default in the performance or observance of the covenants, agreements or conditions on the part of the Company included in this Agreement (other than those set forth in Section 4.1 hereof) and the continuance of any such default for a period of thirty (30) days after written notice of such failure shall have been given to the Company by the Issuer, the Bank or the Trustee, identifying such failure as a default and requesting the same to be remedied; or
(d)    The Trustee shall receive a written notice from the Bank that an “Event of Default” as defined in the Note Purchase and Covenants Agreement has occurred; or
(e)    (i) A Relief Proceeding shall have been instituted against the Company or any Subsidiary of the Company and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) the Company or any Subsidiary of the Company institutes, or takes any action in furtherance of a Relief Proceeding, or (iii) the Company or any Subsidiary of the Company ceases to be Solvent or admits in writing its inability to pay its debts as they mature.
The terms “Relief Proceeding,” “Solvent” and “Subsidiary” shall have the meanings given to such terms in the Note Purchase and Covenants Agreement.
The term “default” shall mean default by the Company in the performance or observance of any of the covenants, agreements or conditions on its part contained in this Agreement, exclusive of any period of grace required to constitute a default as an “event of default” as hereinabove provided.
Notwithstanding the foregoing, if, by reason of Force Majeure, the Company is unable to perform or observe any agreement, term or condition hereof which would give rise to an Event of Default under subsection (b) hereof, the Company shall not be deemed in default under subsection (b) hereof during the continuance of such inability.  However, the Company shall promptly give written notice to the Trustee, the Bank and the Issuer of the existence of an event of Force Majeure and shall use its best efforts to remove the effects thereof; provided that as to subsection (b) hereof, the settlement of strikes or other industrial disturbances shall be entirely within its discretion.
Upon the occurrence of an event of default, as defined herein, the Trustee as assignee of the Issuer shall have such remedies as are afforded at law and in equity.
Section 7.2.    Remedies on Default. Whenever an Event of Default shall have happened and be subsisting, either or both of the following remedial steps may be taken:
(a)    The Issuer or the Trustee may have access to, inspect, examine and make copies of the books, records, accounts and financial data of the Company, only, however, insofar as they pertain to the Notes or the Project; or
(b)    The Issuer or the Trustee may pursue all remedies now or hereafter existing at law or in equity to recover all amounts, including all Loan Payments and Additional Payments, then due and thereafter to become due under this Agreement, or to enforce the performance and observance of any other obligation or agreement of the Company under those instruments.
In addition, whenever an Event of Default under Section 7.01 of the Indenture shall have occurred and, as a result thereof, the principal of and any premium on all Notes then outstanding and interest accrued thereon shall have been declared to be immediately due and payable pursuant to Section 7.02 of the Indenture, Loan Payments shall be due and payable in the amount(s) and on the date on which the Note Service Charges on the Notes shall have been declared due and payable.
Notwithstanding the foregoing, the Issuer shall not be obligated to take any step which in its opinion will or might cause it to expend time or money or otherwise incur liability unless and until a satisfactory indemnity bond has been furnished to the Issuer at no cost or expense to the Issuer. Any amounts collected as Loan Payments or applicable to Loan Payments and any other amounts which would be applicable to payment of Note Service Charges collected pursuant to action taken under this Section shall be paid into the Note Fund and applied in accordance with the provisions of the Indenture or, if the outstanding Notes have been paid and discharged in accordance with the provisions of the Indenture, shall be paid as provided in Section 4.04 of the Indenture for transfers of remaining amounts in the Note Fund.
The provisions of this Section 7.2 are subject to the further limitations that the rescission and annulment by the Trustee of its declaration that all of the Notes are immediately due and payable also shall constitute a rescission and annulment of any corresponding acceleration pursuant to this Section 7.2 and a rescission and annulment of the consequences of that acceleration and of the Event of Default with respect to which that acceleration has been made, provided that no such rescission and annulment shall extend to or affect any subsequent or other default or impair any right consequent thereon.
Section 7.3.    No Remedy Exclusive. No remedy conferred upon or reserved to the Issuer or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair that right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is made herein.
Section 7.4.    Agreement to Pay Attorneys’ Fees and Expenses. If an Event of Default should occur and the Issuer or the Trustee should incur expenses, including attorneys’ fees, in connection with the enforcement of this Agreement or the collection of sums due hereunder, the Company shall be required, to the extent permitted by law, to reimburse the Issuer and the Trustee, as applicable, for the expenses so incurred upon demand.
Section 7.5.    No Waiver. No failure by the Issuer or the Trustee to insist upon the strict performance by the Company of any provision hereof shall constitute a waiver of their right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Company to observe or comply with any provision hereof.
Section 7.6.    Notice of Default. The Company shall notify the Trustee and the Bank immediately if it becomes aware of the occurrence of any Event of Default hereunder or of any fact, condition or event which, with the giving of notice or passage of time or both, would become an Event of Default.
(End of Article VII)
ARTICLE VIII.

MISCELLANEOUS
Section 8.1.    Term of Agreement. This Agreement shall be and remain in full force and effect from the date of delivery of the Notes to the Bank until such time as all of the Notes shall have been fully paid (or provision made for such payment) pursuant to the Indenture and all other sums payable by the Company under this Agreement shall have been paid. All representations and certifications by the Company as to all matters affecting the tax-exempt status of the Notes shall survive the termination of this Agreement.
Section 8.2.    Moneys Remaining in Funds. Any moneys which shall be set aside by the Trustee or deposited with the Trustee and which shall remain unclaimed by the holders of Notes for a period of six years after the due date thereof (whether at stated maturity, by redemption, upon acceleration or otherwise), at the option of the Company, shall be deemed to belong to and shall be paid, subject to Section 4.04 of the Indenture, at the written request of the Company, to the Company by the Trustee and thereafter the holders of the Notes entitled to those moneys shall look solely to the Company for the payment of those moneys and then only to the extent of the amount so received without any interest thereon, and the Trustee and the Issuer shall have no responsibility with respect to such moneys. In the absence of any such written request, the Trustee shall from time to time deliver such unclaimed funds to or as directed by pertinent escheat authority, as identified by the Trustee in its sole discretion, pursuant to and in accordance with applicable unclaimed property laws, rules or regulations. Any such delivery shall be in accordance with the customary practices and procedures of the Trustee and the escheat authority.
Further, any other amounts remaining in the Note Fund and any other special funds or accounts created under this Agreement or the Indenture, after all of the Notes shall be deemed to have been paid and discharged under the provisions of the Indenture and all other amounts required to be paid under this Agreement and the Indenture have been paid shall be paid to the Company to the extent that those moneys are in excess of the amounts necessary to effect such payment and discharge.
Section 8.3.    Notices. All notices, certificates, requests or other communications hereunder shall be in writing except as provided herein, and shall be deemed to be sufficiently given when mailed by first class mail, postage prepaid, and addressed to the appropriate Notice Address. Any notices required hereunder to be given in writing may be given by telecopy or other similar means of facsimile or electronic transmission. A duplicate copy of each notice, certificate, request or other communication required to be given hereunder to the Issuer, the Company or the Trustee shall also be given to the others. The Company, the Issuer and the Trustee, by notice given hereunder, may designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.
Section 8.4.    Extent of Covenants of the Issuer; No Personal Liability. All covenants, obligations and agreements of the Issuer contained in this Agreement or the Indenture shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future member, officer, agent or employee of the Issuer in other than his official capacity, and neither the members of the Issuer nor any official executing the Notes shall be liable personally on the Notes or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Issuer contained in this Agreement or in the Indenture.
Notwithstanding any provision or obligation to the contrary hereinbefore set forth, no provision of this Agreement shall be construed so as to give rise to a pecuniary liability of the Issuer or to give rise to a charge upon the general credit of the Issuer, the liability of the Issuer hereunder shall be limited to the Revenues, including Loan Payments made pursuant to this Agreement and any amounts in the Note Fund, and the lien of any judgment shall be restricted thereto. In the performance of the agreements of the Issuer herein contained, any obligation it may incur for the payment of money shall not be a debt of the Issuer, nor shall the Issuer be liable on any obligation so incurred. The Issuer does not assume general liability for the repayment of the Notes or for the costs, fees, penalties, taxes, interest, commissions, charges, insurance or any other payments recited herein, and shall be obligated to pay the same only from the Revenues, including the Loan Payments made pursuant to this Agreement and any amounts in the Note Fund.
Section 8.5.    Binding Effect. This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Issuer, the Company and their respective permitted successors and assigns provided that this Agreement may not be assigned by the Company (except as permitted under Article V hereof) and may not be assigned by the Issuer except to (i) the Trustee pursuant to the Indenture or as otherwise may be necessary to enforce or secure payment of Note Service Charges or (ii) any successor public body to the Issuer.
Section 8.6.    Amendments and Supplements. Except as otherwise expressly provided in this Agreement or the Indenture or any applicable Note Purchase and Covenants Agreement, subsequent to the issuance of the Notes and prior to all conditions provided for in the Indenture for release of the Indenture having been met, this Agreement may not be effectively amended, changed, modified, altered or terminated by the parties hereto except with the consents required by, and in accordance with, the provisions of Article IX of the Indenture, as applicable.
Section 8.7.    No Recourse. The Company’s obligations hereunder are intended to be the obligations of the corporation only and no recourse for the payment of any amount due under this Agreement, the Indenture, or for any claim based thereon or otherwise in respect thereof, shall be had against any officer of the Company or any incorporator, shareholder, officer, director or Affiliate, as such, past, present or future, of the Company, or against any direct or indirect parent corporation of the Company or any other subsidiary or Affiliate or any such direct or indirect parent corporation or any incorporator, shareholder, officer or director, as such, past, present or future, of any such parent or other subsidiary or Affiliate. Nothing contained in this Section 8.7 shall be construed to limit the exercise or enforcement, in accordance with the terms of this Agreement, the Indenture and any other documents referred to herein, of rights and remedies against the Company or the assets of the Company.
Section 8.8.    Execution Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.
Section 8.9.    Severability. If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a judicial or administrative authority to be invalid or unenforceable, that determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.
Section 8.10.    Trustee and Bank as Third Party Beneficiaries. To the extent that this Agreement confers upon or gives or grants to the Trustee, or the Bank, as applicable, any right, remedy or claim under or by reason of this Agreement, the Trustee or the Bank, as applicable, is hereby explicitly recognized as being a third-party beneficiary hereunder and may enforce any such right, remedy or claim conferred, given or granted hereunder
Section 8.11.    Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.
(End of Article VIII)

IN WITNESS WHEREOF, the Issuer and the Company have caused this Agreement to be duly executed and delivered in their respective names, all as of the date hereinbefore written.
INDIANA FINANCE AUTHORITY
By: /s/ Brian E. Bailey
Brian E. Bailey, Chairman
(Seal)
Attest:
/s/ Dan Huge
Dan Huge, Public Finance Director of the State of Indiana

Signature Page to the Loan Agreement
for the Indiana Finance Authority Environmental Facilities Refunding Revenue Notes, Series 2015A (Indianapolis Power & Light Company Project) and the Indiana Finance Authority Environmental Facilities Refunding Revenue Notes, Series 2015B (Indianapolis Power & Light Company Project)
INDIANAPOLIS POWER & LIGHT COMPANY
By: /s/ Connie R. Horwitz
Connie R. Horwitz, Assistant Treasurer

EXHIBIT A
DESCRIPTION OF PROJECT
AT
INDIANAPOLIS HARDING STREET STATION AND
PETERSBURG GENERATING STATION

The current refunding of the Refunded Bond for the refinancing of the real, personal or real and personal property, including undivided or other interests therein consisting of (i) certain industrial development projects at the Company’s Petersburg Generating Station and (ii) industrial development projects at the Company’s Harding Street Station

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